Filed pursuant to Rule 433
Registration Statement No. 333-218604-2
1/4/2019

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our January offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The proceeds to issuer listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our January offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See “Selective Risk Considerations” herein and “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Growth Products

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Fact Sheet	Preliminary Pricing Supplement
1.5Y SX5E EEM Digital Barrier Notes, 75% European barrier, [15.50-16.50]% fixed payment percentage	22551LSR2	1/18/2019	7/24/2020	1/18/19, 10:30AM EST	Download	Download
4Y SX5E RTY Step Up Autocallable Securities, (Subject to Automatic Redemption in Year 1 at 100%, Year 2 at 100%, Year 3 at 100%, Year 4 at 70%), 70% European barrier, [11.50-12.50]% p.a. call premium	22551LSK7	1/18/2019	2/10/2023	1/18/19, 10:30AM EST	Download	Download
5Y CS Notes Ravenpack AIS Balanced 5% ER Index (CSRPAISB) Market Linked Note, upside participation of [310 - 325]%	22551LST8	1/18/2019	1/24/2024	1/18/19, 2PM EST	Download	Download
13M SPX RTY Digital Barrier Notes, 75% American barrier, [12.00-14.00]% fixed payment percentage if no knock-in event occurs	22551LRV4	1/31/2019	3/4/2020	1/31/19, 2PM EST	Download	Download
13M SPX Buffered Accelerated Return Equity Securities, 10% buffer, 200% upside participation rate to a maximum return of [13-15]%	22551LRY8	1/31/2019	3/4/2020	1/31/19, 2PM EST	Download	Download
1.5Y SPX RTY Buffered Accelerated Return Equity Securities, 15% buffer, 150% upside participation rate to a maximum return of [23-25]%	22551LSD3	1/31/2019	8/5/2020	1/31/19, 2PM EST	Download	Download
1.5Y SPX Buffered Accelerated Return Equity Securities, 10% buffer, 200% upside participation rate to a maximum return of [18-20]%	22551LR28	1/31/2019	8/5/2020	1/31/19, 2PM EST	Download	Download
3Y SX5E CS Notes, [115-125]% upside participation rate	22551LRS1	1/31/2019	2/3/2022	1/31/19, 10:30AM EST	Download	Download
5Y SPX RTY Digital Plus Barrier Notes, 70% European barrier, the greater of [65-70]% fixed payment percentage and the underlying return of the lowest performing underlying if the final level of the lowest performing underlying is equal to or greater than its initial level	22551LRU6	1/31/2019	2/5/2024	1/31/19, 2PM EST	Download	Download
5Y SPX RTY Accelerated Barrier Notes, 50% European barrier, [165-170]% upside participation rate	22551LSC5	1/31/2019	2/5/2024	1/31/19, 2PM EST	Download	Download
5Y SPX CS Notes, 5% Maximum Loss, 150% upside participation rate to a maximum return of [60-65]%	22551LRW2	1/31/2019	2/5/2024	1/31/19, 2PM EST	Download	Download
5Y SPX RTY NDX Step Up Autocallable Securities (Subject to Automatic Redemption in Year 1 at 100%, Year 2 at 100%, Year 3 at 100%, Year 4 at 100%, Year 5 at 60%), 60% European barrier, [9.50-11.50]% p.a. call premium	22551LS92	1/31/2019	2/5/2024	1/31/19, 2PM EST	Download	Download
5Y SPX SX5E Step Up Autocallable Securities (Subject to Automatic Redemption in Year 1 at 100%, Year 2 at 95%, Year 3 at 90%, Year 4 at 85%, Year 5 at 80%), 60% European barrier, [11.50-13.50]% p.a. call premium	22551LSA9	1/31/2019	2/5/2024	1/31/19, 10:30AM EST	Download	Download

Income Products

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Fact Sheet	Preliminary Pricing Supplement
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 75% American barrier, [11.00-13.00]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551LRX0	1/18/2019	4/24/2020	1/18/19, 2PM EST	Download	Download
3Y XOP XBI Contingent Coupon Callable Yield Notes, 55% European barrier, [11.50-12.50]% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption at 6M, quarterly thereafter)	22551LSL5	1/18/2019	1/14/2022	1/18/19, 2PM EST	Download	Download
3Y XLK XBI Contingent Coupon Callable Yield Notes, 60% European barrier, [10.25-11.25]% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption at 6M, quarterly thereafter)	22551LSQ4	1/18/2019	1/14/2022	1/18/19, 2PM EST	Download	Download
1Y SPX RTY NDX Contingent Coupon Autocallable Yield Notes, 60% American barrier, [9.25-11.25]% contingent p.a coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551LQZ6	1/31/2019	2/5/2020	1/31/19, 2PM EST	Download	Download
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 75% American barrier, [11.00-13.00]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551LS27	1/31/2019	5/5/2020	1/31/19, 2PM EST	Download	Download
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 60% American barrier, [8.25-10.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551LS43	1/31/2019	5/5/2020	1/31/19, 2PM EST	Download	Download
1.25Y SPX NDX Contingent Coupon Autocallable Yield Notes, 70% American barrier, [11.00-13.00]% contingent p.a. coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551LR51	1/31/2019	5/5/2020	1/31/19, 2PM EST	Download	Download
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes, 60% American barrier, [7.25-9.25]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551LS50	1/31/2019	8/5/2020	1/31/19, 2PM EST	Download	Download
1.75Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% European barrier, [9.75-11.75]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551LSE1	1/31/2019	11/5/2020	1/31/19, 2PM EST	Download	Download
2Y XOP XBI Contingent Coupon Autocallable Yield Notes, 60% American barrier, [14.00-16.00]% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551LS68	1/31/2019	2/5/2021	1/31/19, 2PM EST	Download	Download
5Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European barrier, [9.00-11.00]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption at 1Y, quarterly thereafter)	22551LS76	1/31/2019	2/5/2024	1/31/19, 2PM EST	Download	Download
5Y SPX RTY Contingent Coupon Callable Yield Notes, 50% European barrier, [6.00-8.00]% p.a. contingent coupon paid quarterly (subject to issuer's early redemption at 1Y, quarterly thereafter)	22551LS84	1/31/2019	2/5/2024	1/31/19, 2PM EST	Download	Download